UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

September 11, 2006 (September 6, 2006)
Date of Report (Date of earliest event reported)

SANMINA-SCI CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-21272	77-0228183
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2700 North First Street
San Jose, California 95134

(Address of principal executive offices)

(408) 964-3500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Sanmina-SCI Corporation (the “Company”) previously announced that it was soliciting consents from the holders of its $400 million aggregate outstanding principal amount of 6¾% Senior Subordinated Notes due 2013 and from the holders of its $600 million aggregate outstanding principal amount of 8.125% Senior Subordinated Notes due 2016. In each case, the Company requested a waiver, until December 14, 2006, of any default or event of default under the terms of the indentures governing such notes that may arise from its failure to file with the Securities and Exchange Commission and furnish to the holders of such notes certain reports required to be filed under the Securities Exchange Act of 1934, as further described in the Company’s Consent Solicitation Statement dated August 21, 2006 and the related Letter of Consent.

On September 7, 2006, the Company announced in the press release attached hereto as Exhibit 99.1, that as of 5:00 p.m., New York City time, on September 6, 2006, holders of a majority of the outstanding aggregate principal amount of its 6¾% Senior Subordinated Notes due 2013 and holders of a majority of the outstanding aggregate principal amount of its 8.125% Senior Subordinated Notes due 2016 had submitted and not revoked letters of consent and that the consent solicitation period had expired. The waiver for each series of notes shall become effective following the payment of the applicable consent fee to each consenting holder of such series of notes, which the Company intends to pay on or about September 11, 2006.

Item 9.01  Financial Statements and Exhibits.

The following exhibits are filed herewith:

99.1	Press release dated September 7, 2006 regarding the Company’s Receipt of Requisite Consents from Note Holders in the Consent Solicitation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANMINA-SCI CORPORATION

Date: September 11, 2006	By:	/s/ David L. White
David L. White
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated September 7, 2006 regarding the Company’s Receipt of Requisite Consents from Note Holders in the Consent Solicitation.